Exhibit 10.4

SONOCO PRODUCTS COMPANY
AMENDED AND RESTATED TRUST AGREEMENT
FOR EXECUTIVES
As of
October 15, 2008

TABLE OF CONTENTS

ARTICLE I		2

1.1	Trust Fund	2
1.2	Irrevocability	2
1.3	Grantor Trust	2
1.4	Separate and Apart	2
1.5	Benefits Not Transferable	2
1.6	Acceptance of Trust	3
1.7	Additional Obligations	3
1.8	Definitions	3

ARTICLE II		4

2.1	Initial Contributions	4
2.2	Additional Contributions	4
2.3	Credit Contributions	5
2.4	Substitution of Assets	5

ARTICLE III		5

3.1	Benefit Entitlement	5
3.2	Participant Information	5
3.3	Company Responsibility	6
3.4	Payment Due To Taxable Income	6
3.5	Separate Accounting	6
3.6	Company Reimbursement	6
3.7	Initiation of Payment	7
3.8	Following a Change of Control	7
3.9	Return of Assets	8
3.10	Excess Asset Determination	9
3.11	Letter of Credit Funding on a Change of Control or Threatened Change of Control	9

ARTICLE IV		10

4.1	Powers	10

ARTICLE V		11

5.1	Purchase of Contracts	11
5.2	Trustee Powers and Duties Over Contracts	12
5.3	Proceeds	12
5.4	Payments of Premiums, Assessments and Dues	12
5.5	Insurance Company Not Party	12
5.6	Contracts	13

ARTICLE VI		13

6.1	Trustee Records	13
6.2	Taxes	13
6.3	Compensation and Expenses	14
6.4	Judicial Settlement	14

ARTICLE VII		14

7.1	Reliance	14
7.2	Advice of Counsel	15
     i

ARTICLE VIII		15

8.1	Resignation	15
8.2	Removal	15

ARTICLE IX		16

9.1	Insolvency	16
9.2	Determination of Insolvency	16
9.3	Company Obligations	17
9.4	Certain Transactions	17
9.5	Amendment	17

ARTICLE X		18

10.1	Governing Law	18
10.2	Titles and Headings	18
10.3	Affiliates	18
10.4	Assignment	18
10.5	Entire Agreement	18
10.6	Severability	18
     ii

SONOCO PRODUCTS COMPANY
AMENDED AND RESTATED
TRUST AGREEMENT FOR EXECUTIVES
     AMENDED AND RESTATED AGREEMENT made as of October 15, 2008, by and between SONOCO PRODUCTS COMPANY, a South Carolina corporation with an office in Hartsville, South Carolina, or any successor corporation (hereinafter referred to as the “Company”) and WACHOVIA BANK, National Association, a national banking association having an office at One West Fourth Street, NC 6251, 5th Floor, Winston-Salem, North Carolina 27101 (hereinafter referred to as the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Company has adopted various plans outlined in Appendix I, and may in the future adopt additional plans that provide for benefits to current and former executives or other “Highly Compensated Employees” as that term is defined in the Internal Revenue Code of 1986 (the “Code”) (“Executives”) employed by the Company (collectively the “Plan”); and
     WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan to or with respect to the individuals participating in the Plan or to the beneficiaries of the participating individuals (hereinafter referred to as the “Participants” and “Beneficiaries”); and
     WHEREAS, the Plan contemplates that the Company will pay the entire cost of benefits from its general assets and the obligations of the Company under the Plan, such benefits are not funded or otherwise secured, and the Company desires to assure payment under the Plan; and
     WHEREAS, by trust agreement dated as of July 26, 1988, and amended as of July 26, 1988 and February 7, 2001, the Company established a trust arrangement (hereinafter referred to as the “Trust”), which was intended to be a grantor trust as generally defined within the Code for the purpose of accumulating assets to assist the Company in fulfilling its obligations under the Plan; to which Trust the Company has made or shall in the future make contributions in the amounts determined by the Company’s Board of Directors in accordance with the terms of the Trust; with the corpus and income of the Trust treated as assets and income of the Company for federal income tax purposes; and
     WHEREAS, the Company desires to further amend and restate in its entirety such original trust agreement, as amended; and
     WHEREAS, the Company desires that the Trustee hold and administer all funds contributed by the Company, and the Trustee is willing to hold and administer such funds pursuant to the terms of this Agreement; and
     WHEREAS, records of separate accounts (hereinafter referred to as “Accounts”) may be created and maintained for each Participant in the Plan to provide a source of payments of the

Sonoco Products Company
Amended and Restated Trust Agreement for Executives

Company’s obligations to Participants under the Plan; and
     WHEREAS, the Plan is administered by the Board of Directors of the Company or its designee (hereinafter referred to as the “Committee”); and
     WHEREAS, the Company intends that the assets of the Trust shall at all times be subject to the claims of creditors of the Company, as provided below, and that the existence of the Trust shall not cause the Plan to become a funded employee benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall not be construed to provide taxable income to any participant of the Plan prior to actual payment of benefits thereunder.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Trustee do hereby covenant and agree as follows:
ARTICLE I
ESTABLISHMENT OF TRUST
     1.1 Trust Fund. The Trustee hereby accepts the assets constituting the initial trust corpus contributed by the Company. The Trustee shall receive any contributions paid in cash or in other acceptable property which shall be transferred to the Trustee by the Company. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges shall constitute the Trust Fund. The Trust Fund shall be held, managed and administered by the Trustee pursuant to the terms of this Agreement. The Trustee shall not have a duty or responsibility with respect to the determination of the amount of contributions to this Trust. The Trustee may maintain one or more separate investment funds in the Trust.
     1.2 Irrevocability. The Company and the Trustee agree that the Trust created herein shall be irrevocable after December 31, 1992.
     1.3 Grantor Trust. This Trust is intended to be a grantor trust under Section 671 of the Code and shall be construed accordingly. All interest and other income earned on the investment of this Trust shall for such purposes be the property of, and taxable to, the Company. All taxes on or with respect to the Trust shall be payable by the Company from its separate funds and shall not be a charge against the Trust.
     1.4 Separate and Apart. The Trust shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. Neither the Plan nor any Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are payable to the Participant or Beneficiary.
     1.5 Benefits Not Transferable. No right or interest to receive a benefit from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by a Participant or Beneficiary.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 2

Any rights created under the Plan and this Trust shall be mere unsecured contractual rights of Participants and Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency.
     1.6 Acceptance of Trust. The Trustee accepts the Trust established under this Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Agreement.
     1.7 Additional Obligations. The Company has provided or will provide the Trustee with true and correct copies of the Plans, and all amendments thereto, to be attached hereto, as Appendix I. The Company may add plans to this Trust, by amending Appendix I and notifying the Trustee in writing, provided such additional plans are subject to the terms of this Agreement. Provided, however, that following a Change in Control or during a Threatened Change in Control Period, the Company may not add plans to this Agreement, add participants to the Payment Schedule, increase payments under the Payment Schedule, or amend any plan covered by this Trust which would increase the accrued benefits payable under this Trust unless it makes a contribution to the Trust sufficient to pay the benefits arising under such plans or changes, plus reasonably anticipated Trustee’s fees relating to such plans. Such funding calculation shall be in the same manner as set forth in Section 2.2(b) below. Benefits under any such plans or changes and additional contributions related to such benefits shall be segregated from other liabilities and assets of the Trust and payable only from such segregated additional assets provided in accordance with this Section.
     1.8 Definitions.
          (a) “Affiliate” shall mean any corporation, partnership or other entity, the majority interest in which is held by the Company directly or through one or more intermediaries.
          (b) The “Board” shall mean the Board of Directors of the Company.
          (c) “Company” shall have the meaning assigned to such term in the introductory paragraph.
          (d) “Participants” shall mean active and former directors and employees of the Company and/or of its Affiliates eligible for a benefit under the Plan.
          (e) “Threatened Change in Control” shall occur when:
               (1) a corporation, person or group initiates a tender offer to acquire such number of shares as would result in such corporation, person or group holding twenty-five percent (25%) or more of the voting power of the Company’s outstanding common shares; or
               (2) the Board notifies the Trustee in writing that it has determined that a Change in Control is imminent.

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Amended and Restated Trust Agreement for Executives	Page 3

          (f) “Threatened Change in Control Period” shall mean the period beginning on the date a Threatened Change in Control commences and ending on the earliest of:
               (1) The date when a corporation, person or group shall have abandoned the tender offer;
               (2) The date the Board shall have notified the Trustee in writing that a Change in Control is no longer imminent when the Threatened Change in Control Period has commenced by reason of a written notification by the Board; or
               (3) The date a Change in Control (as defined in Section 3.7) occurs.
ARTICLE II
CONTRIBUTIONS
     2.1 Initial Contributions. The Company shall promptly after the execution and delivery of this Agreement, transfer to the Trustee assets to form the corpus of the Trust as determined by the Company.
     2.2 Additional Contributions.
          (a) The Company, in its sole discretion, may at any time, or from time to time, make additional contributions of cash or other property to the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Agreement. Neither the Trustee nor any Participant or Beneficiary shall have the right to compel such discretionary additional deposits.
          (b) Upon a Change in Control or Threatened Change in Control (the “Funding Trigger Date”), the Company shall, as soon as possible, but in no event later than ten (10) days following the Change in Control or, if sooner, thirty (30) days following the commencement of the Threatened Change in Control Period, make a contribution to the Trust such that the total assets in the Trust equal 110% of the present value of the benefit obligation for the Plans (as of the date of a Change in Control or, if earlier, the beginning of the Threatened Change in Control Period), plus reasonably anticipated Trustee’s fees. The benefit obligation for the Plans shall be measured in accordance with generally accepted accounting principles, using the same assumptions and methodologies for measuring this obligation as recorded in the Company’s most recent quarterly financial statements, and shall reflect the Projected Benefit Obligation (the “PBO”) under SFAS 87 (as may be subsequently amended) for Plan obligations that are treated as pensions, and shall reflect participant account balances for Plan obligations that are not treated as pensions.
          (c) Following a Change in Control or during a Threatened Change in Control Period, if the Trust assets are less than 105% of the present value of the benefit obligation for the Plans reflected on the Company’s most recent annual financial statement at the time that the annual financial statement is published, the Company shall notify the Trustee and contribute an additional

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 4

amount to the Trust, if required, such that the total assets in the Trust equal 110% of a modified benefit obligation, as described in this paragraph. The modified benefit obligation for purposes of this paragraph (c), shall be measured based on actual benefits accrued as of the Funding Trigger Date assuming the Participants terminated employment on the Funding Trigger Date, whether or not vested, (adjusted, in the case of account-based obligations, for subsequent earnings attributed to the accrued benefit, and further adjusted for any benefit payments actually made to Participants following the Funding Trigger Date). The Company shall provide such notification and make any required contribution within 10 days following the publication of the annual financial statement of the Company.
     The Trustee shall invest such contributed funds in accordance with the investment guidelines attached hereto.
     2.3 Credit Contributions. Company contributions to the Trust may be in the form of an irrevocable letter of credit or irrevocable letters of credit (“Credit”). Such Credit shall be in a form reasonably acceptable to the Trustee.
     2.4 Substitution of Assets. At any time prior to a Change in Control or Threatened Change in Control, the Company shall have the right at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. Following a Change in Control or Threatened Change in Control, substitution of assets must be acceptable to the Trustee and not detrimental to the interests of the Participants and Beneficiaries.
ARTICLE III
PAYMENTS FROM THE TRUST FUND
     3.1 Benefit Entitlement. At the time a Participant or Beneficiary is entitled to payment under the Plan, such Participant or Beneficiary shall be entitled to receive from the Trust an amount in cash equal to (i) the amount to which he is entitled under the Plan at such time, less (ii) any payments previously made to him by the Company with respect to such amount under the terms of the Plan. Unless otherwise provided herein, the Trustee shall pay such amount to the Participant or Beneficiary as directed by the Company or as the Participant or Beneficiary may otherwise be eligible and application is made in conformity with this Article.
     3.2 Participant Information. The Company shall deliver to the Trustee a schedule of benefits (the “Payment Schedule”), to include state and federal tax withholding guidelines, due under the Plan on an annual basis. Immediately after a Change in Control, the Company shall deliver to the Trustee an updated schedule of benefits due under the Plan. Upon payment to a Participant or Beneficiary, the Trustee shall make payment of all withholding taxes to the appropriate taxing authority and shall furnish each Participant or Beneficiary or person receiving benefits with respect to the Participant or Beneficiary with the appropriate tax information form evidencing such payment and the amount thereof.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 5

     3.3 Company Responsibility. Notwithstanding the provisions of this Article III, the Company shall remain obligated to pay benefits under the Plan or Plans. To the extent the amount in a Participant’s or Beneficiary’s Account or Accounts is not sufficient to pay any and all benefits under the applicable Plan when due, the Company shall pay such benefits directly. In the event of such a funding shortfall, the Trustee shall make payments under the Plan as such payments come due until the Participant’s Account or Beneficiary’s Account, if applicable, has been reduced to zero.
     3.4 Payment Due To Taxable Income. In the event the Internal Revenue Service issues a deficiency notice to any individual entitled to benefits under the terms of the Plan covered by this Trust stating that such individual is subject to any tax by reason of any interest in the Trust in a calendar year prior to the calendar year of his receipt of such benefits, then the Trustee upon presentation of the deficiency notice and written direction from the Participant or Beneficiary shall distribute to such individual the amount which has been determined to be taxable income to the individual.
     3.5 Separate Accounting. The Payment Schedule may be maintained to reflect the interest of each Participant or Beneficiary in the Trust. The Company may identify at the time any contribution is made to the Trust how such contribution shall be credited to the Account of any Participant or Beneficiary shown in the Payment Schedule. Prior to a Change in Control, the Company (or its agents) may adjust such accounts to reflect investment experience, expenses, distributions and subsequent contributions. Following a Change in Control, the Trustee may perform the duties reflected in the preceding sentence. After all obligations with respect to a Participant or Beneficiary have been fully satisfied, any remaining amounts allocated to his Account shall be reallocated among other Participants and Beneficiaries Accounts in accordance with directions from the Company.
     The Company shall indemnify and hold harmless the Trustee for any liability or expenses, including without limitation reasonable attorney’s fees, incurred by the Trustee with respect to maintaining the subaccounts for Participants’ and Beneficiaries’ Accounts, any reporting thereon to Participants or Beneficiaries, certifying benefit or payment information, determining the status of Accounts and benefits hereunder and otherwise carrying out its obligations in maintaining the subaccounts under this Agreement, other than those resulting from the Trustee’s gross negligence or willful misconduct.
     3.6 Company Reimbursement. The Company may make payment of benefits directly to a Participant or Beneficiary as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to a Participant or Beneficiary. Before a Threatened Change in Control or Change in Control, the Company may direct the Trustee in writing to reimburse the Company from the Trust assets, and debit the account of each Participant or Beneficiary, for amounts paid directly to the Participant or Beneficiaries by the Company. The Trustee shall reimburse the Company for such payments promptly after receipt by the Trustee of satisfactory evidence that the Company has made the direct payments. No such reimbursement shall be allowed upon or during a Threatened Change in Control or after a Change in Control that would result in Trust assets equaling less than the funding levels outlined in Section 2.2 (b) and (c).

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 6

     3.7 Initiation of Payment. Prior to a Change in Control, the Trustee shall commence or continue payments from the Plan to a Participant or Beneficiary upon the occurrence of one or more of the following events:
          (i) an instruction from the Company in a form or manner reasonably acceptable to the Trustee; or
          (ii) other evidence presented by a Participant or Beneficiary of eligibility to commence or continue receiving benefits in accordance with the Plan, in a form or manner reasonably acceptable to the Trustee, and with such evidence as the Trustee deems necessary to prove eligibility for benefits.
Upon a demand of the Participant or Beneficiary, the Trustee shall immediately notify the Company of the demand and the intended action of the Trustee as to payment. The Company shall have a period of fifteen business days from such notification to object to such intended action. Barring objection, the Trustee shall take its intended action at the close of this 15 day period. If the Company files an objection, the Trustee shall resolve the issue using such means as are appropriate, including, but not limited to requiring additional evidence from either or both the Company and the Participant or Beneficiary and hiring any outside advisors it deems necessary. If the Company files an objection to a demand for payment, payment will be made if the Trustee is satisfied with the Participant’s or Beneficiary’s eligibility for benefits. The cost of this process shall be borne by the Company. However, in the event the Company refuses to pay to the Trustee the cost of the process, the Trustee may charge the Trust and demand reimbursement from the Company. If such demand is not met, the Trustee may proceed with a collection action against the Company.
     3.8 Following a Change in Control.
          (a) A “Change in Control” shall be deemed to have occurred if (i) any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 is or becomes the beneficial owner, directly or indirectly, of 25% or more of the common stock of the Company, (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company, cease for any reason to constitute at least a majority of the Board of Directors of the Company, or (iii) the stockholders of the Company, shall approve a merger, consolidation or dissolution of the Company or a sale, lease, or exchange of all or substantially all its assets.
          (b) Following a Change in Control, the Trustee shall, without direction from the Company, to the extent designated funds are available from the Accounts of Participants or Beneficiaries, make payments to Participants and Beneficiaries in such manner and in such amounts as the Trustee shall determine they are entitled to be paid under the Plans based on the most recent Payment Schedule and the terms of the appropriate Plan, provided that such payment obligations shall be fixed as of the date of the Change in Control and shall not include any obligations or liabilities that are not listed on the most recent Payment Schedule or that accrue after the Change in

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 7

Control, except as provided in Section 1.7 herein. A Participant or Beneficiary who believes he is eligible or entitled to benefits under the Plan may apply directly to the Trustee for payment of such benefits. Such application shall advise the Trustee of the information and circumstances which entitles such Participant or Beneficiary to payments of such benefit.
     The Trustee shall make its own independent determination as to the Participant’s or Beneficiary’s entitlement to benefits, even though the Trustee may be informed from another source (including the Company) that payments are not due under the Plan or that a distribution called for by the Payment Schedule and Plan should not be made. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and take such additional measures as it deems necessary in order to enable it to determine whether benefits are due and payable, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or holding a hearing or other proceeding. The Trustee shall make its determination whether benefits are payable as promptly as possible.
     The Trustee may engage its own counsel or other experts to assist it in making its determination. The cost of such counsel or other expert assistance, and any other costs reasonably incurred by the Trustee in making its determination, shall be borne by the Company. Trustee expenses in making such determination shall be extraordinary expenses for which compensation in addition to normal fees shall be due and payable. If the Company fails to pay any such fees and expense when due, the Trustee may use the assets of the Trust to pay the fees and expense and demand reimbursement from the Company. If such demand is not met the Trustee may proceed with a collection action on behalf of the Trust against the Company.
     Following a Change in Control and during a Threatened Change in Control, the Trustee shall owe its fiduciary duties to the Participants and Beneficiaries and shall exercise its powers hereunder for the sole benefit of such Participants and Beneficiaries.
     Within thirty (30) days after a Change in Control, the Trustee shall notify all Participants and Beneficiaries who are entitled to receive benefits under the Plans, in writing, of the Trustee’s availability to aid them in pursuing any claims they may have for benefits under the terms of those Plans under which they are covered. The Trustee shall provide such notice by using such method or methods of delivery likely to result in full distribution. Materials sent through the mail shall be sent by first class mail to the address of the Participant or Beneficiary listed on the Payment Schedule. In addition, the Trustee may, at its option, provide such notification by placing an advertisement in one newspaper of general circulation in each of the ten locations in which the largest number of employees of the Company and its Affiliates are located as communicated by the Company to the Trustee prior to a Change in Control.
     3.9 Return of Assets.
          (a) Prior to termination of the Trust, except (i) following a Change in Control or (ii) during a Threatened Change in Control Period, the Trustee shall, upon the Company’s written request, deliver all or any portion of the trust assets to the Company, and allow the cancellation of any Credits previously contributed to the Trust, leaving a minimum corpus of $100.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 8

          (b) Following a Change in Control, if the assets of the Trust Fund exceed 120% of the present value (as determined under generally accepted accounting principles) of the amount which would be payable to all Participants and Beneficiaries in the Plan if all such persons were to become immediately entitled to receive all benefits reflected on the Payment Schedule (the amount of such excess being referred to as the “Excess Assets”), the Trustee shall, upon the Company’s written request, deliver all or any portion of such Excess Assets to the Company.
     3.10 Excess Asset Determination. The Trustee shall determine in its sole discretion the amount of any Excess Assets and whether any Excess Assets shall be delivered to the Company in accordance with Section 3.8(b) above. The Company shall provide to the Trustee such information as the Trustee shall reasonably request, and the Trustee shall be fully protected in acting on such information.
     3.11 Letter of Credit Funding on a Change in Control or Threatened Change in Control.
          (a) In the event of a Change in Control or Threatened Change in Control, the Company may fund part or all of its obligation under Section 2.2 through contribution of Credits and the Trustee may draw on a Credit as it shall determine in its sole discretion.
          (b) If after a Change in Control or Threatened Change in Control, the Trustee receives written notice from the Bank which issued a Credit, referencing the Credit by number, signed by an officer of such Bank, and stating that such Credit is due to expire and has not been extended, then the Trustee shall draw on such Credit to the full extent thereof at any time during the ten business days prior to the expiration of such Credit unless: (1) prior to taking such action, the Trustee has received a copy of a replacement letter of credit executed by the bank issuing a replacement letter of credit in at least the amount of the Credit which is due to expire, or (2) the Trustee has received a contribution from Company equal to the amount of the Credit which is due to expire.
          (c) Any direction to Wachovia pursuant to this Section shall be addressed as follows:

Wachovia Bank, National Association Attn: Executive Benefits Group/Sonoco Products Company NC6251 One West Fourth Street Winston-Salem, NC 27101
     All directions shall plainly reference the Plan and the Trust and provide all necessary information for the Trustee to act.
          (d) The Trustee shall draw on any Credit only if and to the extent specifically directed or provided for in the foregoing provisions of this Agreement. In the event that the Trustee shall resign or be removed, and a successor trustee shall be appointed hereunder, the rights and obligations of the Trustee under each Credit shall automatically become the rights and obligations of the successor trustee, and the Trustee shall have no further rights, duties, obligations or liabilities with respect to any Credit.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 9

ARTICLE IV
TRUSTEE POWERS AND AUTHORITY
     4.1 Powers. Subject to investment guidelines agreed to in writing from time to time by the Company and the Trustee, attached hereto as Appendix II, the Trustee shall have the following powers and authority in the administration of the Trust:
          (a) To purchase or subscribe for any securities, including but not limited to securities of the Company, or other property and to retain in trust such securities or other property.
          (b) To sell for cash or on credit at public or private sale, exchange, convey, transfer or dispose of, to grant options, convert, securities or other property held at any time and to collect and receive any and all money and other property due the Trust and to give a full discharge therefor.
          (c) To settle, compromise or submit to arbitration, any claims, debts or damages, due or owing to or from the Trust, to commence or defend suits or legal proceedings and to represent the Trust in all suits or legal proceedings.
          (d) To exercise any conversion privilege and/or subscription right available in connection with any securities or other property at any time held; to oppose or to consent to the reorganization, consolidation, merger, or readjustment of the finances of any corporation, company or association or to the sale, mortgage, pledge or lease of the property of any corporation, company or association any of the securities of which may at any time be held and to do any act with reference thereto, including the exercise of options, the making of agreements or subscriptions, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property so acquired.
          (e) To exercise, personally or by general or by limited power of attorney, any right, including the right to vote, appurtenant to any securities or other property held at any time.
          (f) To borrow money from any lender in such amounts and upon such terms and conditions as shall be deemed advisable or proper to carry out the purposes of the Trust and to pledge any securities or other property for the repayment of any such loan.
          (g) To hold part or all of the Trust uninvested.
          (h) To form corporations and to create trusts and appoint ancillary trustees to hold title to any securities or other property, all upon such terms and conditions as may be deemed advisable.
          (i) To employ suitable agents and counsel and to pay their reasonable expenses and compensation.

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Amended and Restated Trust Agreement for Executives	Page 10

          (j) To register any securities held hereunder in the name of the Trustee or in the name of a nominee with or without the addition of words indicating that such securities are held in a fiduciary capacity.
          (k) To make, execute and deliver, as Trustee, any and all conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers.
          (l) To invest and reinvest all or any specified portion of the Trust through the medium of a mutual fund which has been or may hereafter be established and maintained by the Trustee.
          (m) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal, and the decision of the Trustee shall be final and not subject to question by the Company or any Participant or Beneficiary.
          (n) To take any and all actions necessary to collect funds under a Letter of Credit as more fully described within this Agreement.
          (o) Following a Change in Control, to have the sole and absolute discretion in the management of the Trust assets including the powers set forth in this Section 4.1. In investing the Trust assets, the Trustee shall consider:
               (1) the needs of the Plan;
               (2) the need for matching of the Trust assets with the liabilities of the Plan; and
               (3) the duty of the Trustee to act solely in the best interests of the Participants and their Beneficiaries.
          (p) To do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.
ARTICLE V
INSURANCE AND ANNUITY CONTRACTS
     5.1 Purchase of Contracts. The Trustee, upon written direction of the Company prior to a Change in Control, shall pay from the Trust such sums to such insurance company or companies as the Company may direct for the purpose of procuring participating or nonparticipating insurance and/or annuity contracts for the Plans (hereinafter referred to as “Contracts”). The Company shall prepare, or cause to be prepared in such form as it shall prescribe, the application for any Contract. The Trustee shall receive and hold in the Trust all Contracts so obtained.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 11

     5.2 Trustee Powers and Duties Over Contracts. The Trustee shall be the complete and absolute owner of Contracts held in the Trust and, upon written direction of the Company prior to a Change in Control, shall have power, without the consent of any other person, to exercise any and all of the rights, options or privileges that belong to the absolute owner of any Contract held in the Trust or that are granted by the terms of any such Contract or by the terms of this Agreement. Prior to a Change in Control, the Trustee shall have no discretion with respect to the exercise of any of the foregoing powers or to take any other action permitted by any Contract held in the Trust, but shall exercise such powers or take such action only upon the written direction of the Company and the Trustee shall have no duty to exercise any of such powers or to take any such action unless and until it shall have received such direction. After a Change in Control, the Trustee shall exercise, without directions from the Company, any and all of the rights, options or privileges that belong to the absolute owner of any Contract held in the Trust or that are granted by the terms of any such Contract or by the terms of this Agreement. The Trustee, upon the written direction of the Company prior to a Change in Control, shall deliver any Contract held in the Trust to such person or persons as may be specified in the direction.
     5.3 Proceeds. The Trustee shall hold in the Trust the proceeds of any sale, assignment or surrender of any Contract held in the Trust and any and all dividends and other payments of any kind received in respect of any Contract held in the Trust.
     5.4 Payments of Premiums, Assessments and Dues. Upon the written direction of the Company prior to a Change in Control, the Trustee shall pay from the proper Account premiums, assessments, dues, charges and interest, if any, upon any Contract held in the Trust. The Trustee shall have no duty to make any such payment unless and until it shall have received such direction. After a Change in Control, the Trustee shall, in its discretion, pay from the proper Account premiums, assessments, dues, charges and interest, if any, upon any Contract held in the Trust, without direction from the Company.
     5.5 Insurance Company Not Party. Any insurance company that may issue any Contract or Contracts held in the Trust shall not be deemed to be a party to this Agreement for any purpose, or to be responsible in any way for the validity of this Agreement or to have any liability under this Agreement other than as stated in each Contract that it may issue. Any insurance company may deal with the Trustee as sole owner of any Contract issued by it and held in the Trust, without inquiry as to the authority of the Trustee to act, and may accept and rely upon any written notice, instruction, direction, certificate or other communication from the Trustee believed by the insurance company to be genuine and to be signed by an officer of the Trustee and shall incur no liability or responsibility for so doing. Any sums paid out by any insurance company under any of the terms of a Contract issued by the insurance company and held in the Trust either to the Trustee, or, in accordance with the direction of the Trustee, to any other person or persons designated as payees in such Contract shall be a full and complete discharge of the liability to pay such sums, and the insurance company shall have no obligation to look to the disposition of any sums so paid. No insurance company shall be required to look into the terms of this Agreement, to question any action of the Trustee or to see that any action of the Trustee is authorized by the terms of this Agreement.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 12

     5.6 Contracts. Anything contained herein to the contrary notwithstanding, neither the Company nor the Trustee shall be liable for the refusal of any insurance company to issue or change any Contract or Contracts or to take any other action requested by the Trustee; nor for the form, genuineness, validity, sufficiency or effect of any Contract or Contracts held in the Trust; nor for the act of any person or persons that may render any such Contract or Contracts null and void; nor for the failure of any insurance company to pay the proceeds and avails of any such Contract or Contracts as and when the same shall become due and payable; nor for any delay in payment resulting from any provision contained in any such Contract or Contracts; nor for the fact that for any reason whatsoever (other than their own negligence or willful misconduct) any Contract or Contracts shall lapse or otherwise become uncollectible.
ARTICLE VI
TRUSTEE RECORDS, COMPENSATION AND EXPENSES OF TRUSTEE
     6.1 Trustee Records. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Company. Within 90 days after the close of each fiscal year (or such other date as may be agreed upon in writing between the Company and the Trustee), and within 120 days after the effective date of the resignation of the Trustee, the Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected by the Trustee during the year ending on such date (but not including any part of such year for which such an account has previously been filed) and certified as to the accuracy of the information set forth therein. Such account may incorporate by reference any and all schedules and other statements setting forth investments, receipts, disbursements and other transactions effected during the period for which such account is rendered which the Trustee has furnished to the Company prior to the filing of such account. Each account so filed (and copies of any schedules and statements incorporated therein by reference as aforesaid) shall be open to inspection during business hours by any Participant or Beneficiary and any person designated by such Participant or Beneficiary for a period of 60 days immediately following the date on which the account is filed with the Company. The Company may approve such accounts by an instrument in writing delivered to the Trustee. In the absence of the filing in writing with the Trustee by the Company of exceptions or objections to any such account within 90 days, the Company shall be deemed to have approved such account; and in such case, or upon the written approval of the Company of any such account, the Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction.
     6.2 Taxes. The Company shall pay all taxes of any and all kinds levied or assessed under existing or future laws against the Trust. If requested by the Company, the Trustee shall, at Company expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, after the Trustee receives an indemnity bond or other security satisfactory to it to pay any expense of such contest.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 13

     6.3 Compensation and Expenses. The Trustee shall be paid such reasonable compensation by the Company in accordance with the Trustee’s regular schedule of fees for trust services as shall from time to time be in effect unless otherwise agreed to by the Company and the Trustee. The Trustee shall charge on the basis of hours for making the determination under Section 3.7 or under Section 3.8. The Trustee shall be reimbursed by the Company for its reasonable expenses of management and administration of the Trust, including reasonable compensation of fees of counsel and any agent engaged by the Trustee to assist it in such management and administration. Such compensation and all expenses and fees of administration of the Trust shall be withdrawn by the Trustee out of the Trust unless promptly paid by the Company on demand. In the event the Trustee must satisfy its obligations from the Trust, the Company shall immediately on demand from the Trustee, deposit into the Trust a sum equal to the amount paid by the Trust for such fees and expenses. In the event such demand is not met the Trustee may proceed with a collection action against the Company.
     6.4 Judicial Settlement. Notwithstanding the foregoing the Trustee or the Company may apply at any time for a judicial settlement of the Trustee’s Account.
ARTICLE VII
PROTECTION OF THE TRUSTEE
     7.1 Reliance. The Trustee shall be fully protected in relying upon a certification of an authorized representative of the Company with respect to any instruction, direction or approval of the Company, and protected also in relying upon the certification until a subsequent certification is filed with the Trustee.
     The Trustee shall be fully protected in acting upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.
     The Trustee shall not be liable for the proper application of any part of the Trust Fund if distributions are made in accordance with the terms of the Plan or the information otherwise furnished to the Trustee or the Company.
     The Trustee shall not be liable hereunder for any loss or diminution of the Trust Fund resulting from any action taken or omitted.
     The Company hereby indemnifies the Trustee and holds it harmless from and against all losses, damages, costs, expenses and liabilities (“Liabilities”), including reasonable attorneys fees and other costs of litigation, to which the Trustee may become subject to, arising out of, occasioned by, incurred in connection with or in any way associated with this Trust, except for any act or omission due to its gross negligence or willful misconduct, including, without limiting the generality of the foregoing, any claim or liability brought against the Trustee by the Company.
     If one or more Liabilities shall arise, or if the Company fails to indemnify the Trustee as provided herein, or both, then the Trustee may engage counsel of the Trustee’s choice, but at Company expense, either to conduct the defense against such Liabilities or to conduct such actions as may be necessary to obtain the indemnity provided for herein, or to take both such actions.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 14

     If the Trustee shall be entitled to indemnification by the Company pursuant to this Article and this Trust and the Company shall not provide such indemnification on demand, the Trustee may apply assets of the Trust in full satisfaction of the obligations for indemnity by the Company, and any legal proceeding by the Trustee against the Company for such indemnification shall be on behalf of the Trust.
     7.2 Advice of Counsel. The Trustee may consult with legal counsel, including counsel to the Trustee and (except following a Change in Control) counsel to the Company with respect to the construction of this Agreement, its duties hereunder, or any act it proposes to take or omit, and shall not be liable for any action taken or omitted in good faith pursuant to such advice. Expenses of such counsel shall be deemed to be expenses of management and administration of the Trust and shall be paid by the Company and, if not promptly paid by the Company, charged to the Trust.
ARTICLE VIII
RESIGNATION AND REMOVAL
     8.1 Resignation. The Trustee may resign on 60 days prior written notice to the Company. Promptly after the resignation of the Trustee, the Company (or, if a Change in Control shall previously have occurred, the Company with the approval of more than fifty percent (50%) of the Participants) shall appoint a successor Trustee (the “Successor Trustee”), which shall be a bank or trust company with a market capitalization of at least $10 billion. Such successor’s appointment shall be effective as of the date of resignation of the Trustee. Any Successor Trustee shall have the same powers and duties as those conferred upon the Trustee hereunder and the appointment of the Successor Trustee shall be by a written instrument delivered to the Trustee executed by the Company and the Successor Trustee.
     If the Trustee and the Participants are unable to agree on a successor thirty (30) days after such notice, the Trustee shall be entitled, at the expense of the Company, to petition a United States District Court or the court of a state having jurisdiction to appoint a successor.
     8.2 Removal. The Company (or if a Change in Control shall previously have occurred, the Company with the approval of more than fifty percent (50%) of the Participants) may remove the Trustee at any time by giving 90 days written notice to the Trustee. Upon removal the Company (or if a Change in Control shall previously have occurred, the Company with the approval of more than fifty percent (50%) of the Participants) shall appoint a Successor Trustee, which shall be a bank or trust company with a market capitalization of at least $10 billion. Such removal shall be effective as expressed in the notice. Such Successor Trustee shall have the same powers and duties as those conferred upon the Trustee hereunder. The appointment of the Successor Trustee shall be by a written instrument delivered to the Trustee executed by the Company and the Successor Trustee.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 15

ARTICLE IX
CLAIMS OF COMPANY CREDITORS
CERTAIN TRANSACTIONS AND AMENDMENTS
     9.1 Insolvency. As used in this Article IX, the Company shall be deemed to be “Insolvent” if (1) the Company is unable to pay its debts as they come due, or (2) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). In the event the Company shall be deemed Insolvent, the assets of the Trust shall be subject to claims of general creditors of the Company (hereinafter referred to as “Bankruptcy Creditors”), as hereinafter provided. Participants and Beneficiaries will be included among the Bankruptcy Creditors to the extent their benefits are unpaid and to the extent provided for by the United States Bankruptcy Code.
     9.2 Determination of Insolvency. If at any time a person claiming to be a creditor of the Company or the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payments of benefits under this Agreement, shall hold the Trust Fund for the benefit of the Company’s Bankruptcy Creditors, and shall resume payments of benefits under this Agreement in accordance with Article II hereof only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Company to be Insolvent) or upon receipt of an order of a court of competent jurisdiction requiring such payments. The Chief Executive Officer of the Company shall be obligated to give the Trustee prompt written notice in the event that the Company becomes Insolvent with the same consequences as provided in the immediately preceding sentence. In determining whether the Company is Insolvent, the Trustee may rely conclusively upon, and shall be protected in relying upon, court records showing that the Company is Insolvent, a current report or statement from a nationally recognized credit reporting agency showing that the Company is Insolvent or any other evidence provided to the Trustee that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency. For purposes of this Agreement, knowledge and information concerning the Company which is not in the possession of employees of the Trustee’s Trust Department shall not be imputed to the Trustee (except to the extent that such information can reasonably be imputed to the Trustee under normal bank procedures). The Trustee shall have no duty or obligation to ascertain whether the Company is Insolvent unless and until it receives a writing alleging that the Company is Insolvent as described in the first or second sentence of this Section.
If the Trustee determines that the Company is Insolvent as provided above or has knowledge that the Company is Insolvent, the Trustee shall discontinue payments to Participants and Beneficiaries and shall hold the Trust Fund for the benefit of the Company’s Bankruptcy Creditors and disburse the Trust Fund to satisfy such claims as a court of competent jurisdiction shall direct. The Trustee shall as soon as practicable after making the determination of the Company’s Insolvency invest all of the assets of the Trust Fund, with the exception of any insurance policies that may be held in force, in short-term federal government securities or in a mutual fund invested in such securities.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 16

     Provided that there are sufficient assets, if the Trustee discontinues payment of benefits pursuant to the first paragraph of this Section and subsequently resumes such payments, the payment to a Participant or Beneficiary following such discontinuance shall include an aggregate amount equal to the difference between the payments which would have been made to such Participant or Beneficiary under this Agreement but for this Section and the aggregate payments actually made to such Participant or Beneficiary by the Company during any such period of discontinuance.
     9.3 Company Obligations. If at any time an amount is paid from the Trust Fund to Bankruptcy Creditors of the Company, the Company shall upon demand by the Trustee deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund to such Bankruptcy Creditors, to the extent such amount has not been paid by the Company directly to Participants and Beneficiaries.
     9.4 Certain Transactions. The Company shall not engage in any transaction (or series of transactions) with a Related Person (as defined below) or any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such Related Person unless prior to such transaction, the Related Person (or, if there is more than one Related Person, the Related Person which is the ultimate parent of the Related Persons, as determined by the Trustee) either (i) guarantees the obligations of the Company pursuant to this Agreement, or (ii) demonstrates to the satisfaction of the Trustee that the proposed transaction will not result immediately after the transaction in a diminution of the Company’s net worth. If there shall be a transaction with a Related Person or an affiliate or associate of such Related Person, the Company shall notify the Trustee in writing within ten days following such transaction. The Trustee shall thereupon determine if such transaction violates this Section. If the Trustee determines that the transaction does violate this Section, the Trustee shall demand rescission. If rescission is not made within 20 days following such demand, the Trustee shall take such action as it deems prudent or advisable to recover payment. For purposes of this Section a Related Person shall mean any person other than any employee benefit plan of the Company or its affiliates who directly or indirectly (i) is or becomes the beneficial owner as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 of 10% or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) engaged in a proxy contest as a result of which one or more of such person’s nominees were elected to the Board of Directors of the Company. Voting securities shall mean any securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors.
     9.5 Amendment. This Agreement may be amended any time and to any extent by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan, make the Trust revocable after it has become irrevocable or retroactively change or deprive Participants or Beneficiaries of rights already accrued under the Plan.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 17

ARTICLE X
MISCELLANEOUS
     10.1 Governing Law. This Agreement and the Trust hereby created shall be construed under and regulated by the laws of the State of North Carolina.
     10.2 Titles and Headings. The titles to Articles and the Section headings in this Agreement are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than such titles and headings, shall control.
     10.3 Affiliates. As used in this Agreement, the term “affiliate” as applied to the Company or to the Trustee means any person or entity that directly, or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company or the Trustee, as the case may be.
     10.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, and any purported assignment without such prior written consent shall be null and void. This Agreement shall be binding upon the successors and permitted assigns of each party hereto.
     10.5 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.
     10.6 Severability. In the event any provision of this Agreement shall be determined by a court to be invalid or unenforceable the remainder of this Agreement shall not be affected thereby.
[signature page follows]

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 18

     IN WITNESS WHEREOF, the Company and Trustee have caused this Agreement to be executed by their duly authorized officers and their respective seals to be hereunto affixed as of the date set forth above.

Attest:
/s/ Sandy L. Jones

Attest:
/s/ Tracy C. Hartsell

SONOCO PRODUCTS COMPANY
By:	/s/ Ritchie L. Bond [Seal]

WACHOVIA BANK, National Association
By:	/s/ D. Michael Hill [Seal]

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 19

APPENDIX I
     The following plans constitute the Plan as defined in this Trust and are covered under this Agreement:
1.	Omnibus Benefit Restoration Plan of Sonoco Products Company

2.	Deferred Compensation Plan for Key Employees of Sonoco Products Company

3.	Sonoco Products Company 2008 Long-Term Incentive Plan

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 20

APPENDIX II
INVESTMENT GUIDELINES
1.	During a Threatened Change in Control Period the Trustee shall invest the funds contributed in accordance with Section 2.2 (b) in any of the following:
a)	Direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within 90 days from the date of acquisition thereof;

b)	Acquisitions of certificates of deposit maturing within 90 days from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000;

c)	Acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; or

d)	Investments in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (c).
2.	Subsequent to a Change in Control, the Trustee shall have discretion to invest the funds in a manner that best satisfies its fiduciary duty to the Participants and Beneficiaries.

Sonoco Products Company
Amended and Restated Trust Agreement for Executives	Page 21